SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
                               Exchange Act of 1934

Filed by the Registrant / X /

Filed by a Party other than the Registrant /   /

Check the appropriate box:

/   / Preliminary Proxy Statement

/   / Confidential. For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))

/ X / Definitive Proxy Statement

/   / Definitive Additional Materials

/   / Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                        Ramtron International Corporation
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X / No fee required.

/   / Fee computed on table below per Exchange Act Rule 14-6(i)(4) and 0-11

      1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------
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      4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------

      5)  Total fee paid:

          ---------------------------------------------------------------

/   /  Fee paid previously with preliminary materials.

/   /  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

        --------------------------------------------
    2)  Form, Schedule or Registration Statement No.:

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    3)  Filing Party:

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    4)  Date Filed:

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
                      RAMTRON INTERNATIONAL CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 May 31, 2001

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of Ramtron International Corporation, a Delaware corporation (the "Company"), will be held on May 31, 2001, at 10:30 a.m., Mountain Time, at the Hilton Garden Inn, 1810 Briargate Parkway, Colorado Springs, Colorado 80920, for the following purposes, each as more fully described in the attached Proxy Statement:

1. To elect eight directors. The names of the nominees intended to be presented for election are: L. David Sikes, William W. Staunton, Greg B. Jones, William G. Howard, Eric A. Balzer, Albert J. Hugo-Martinez, Harrald Eggers and Klaus Fleischmann.

2. To approve an amendment to the Company's 1995 Stock Option Plan to increase the number of shares authorized for issuance under such plan by 2,000,000 shares to a cumulative total of 5,000,000.

3. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 2001.

4. To transact other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only record holders of Common Stock at the close of business on April 9, 2001, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, in order to ensure your representation at the Annual Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.

                                            By Order of the Board of Directors

                                            /S/LuAnn D. Hanson
                                            -----------------------
                                            LuAnn D. Hanson
                                            Secretary
Colorado Springs, Colorado
April 9, 2001

                                   Page-3

                         RAMTRON INTERNATIONAL CORPORATION

                                 PROXY STATEMENT

                  INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited by and on behalf of the Board of Directors of Ramtron International Corporation, a Delaware corporation ("Ramtron" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 31, 2001, at 10:30 a.m., Mountain
Time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hilton Garden Inn, 1810 Briargate Parkway, Colorado Springs, Colorado 80920.

These proxy solicitation materials were first mailed on or about April 16, 2001, to all stockholders entitled to vote at the Annual Meeting.

Only stockholders of record at the close of business on April 9, 2001 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 21,926,656 shares of Common Stock were issued and outstanding.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

The Company's principal place of business is 1850 Ramtron Drive, Colorado Springs, Colorado 80921.

VOTING AND SOLICITATION

On all matters, each share of Common Stock has one vote. A majority of the outstanding shares of Common Stock must be present or represented at the Annual Meeting in order to have a quorum. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld. The affirmative vote of a majority of shares present, represented and voting in person or by proxy, and entitled to vote at the Annual Meeting is required for the approval of all other matters submitted to the stockholders for a vote. Abstentions are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast." Broker non-votes are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter (even though such shares are considered present and entitled to vote for quorum purposes and may be entitled to vote on other matters).

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
The costs of this solicitation will be borne by the Company. The Company has retained the services of Proxy Express, Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is $3,000 plus out-of-pocket expenses. Although there are no formal agreements to do so, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may be solicited personally, telephonically or by facsimile by certain of the Company's directors, officers and regular employees, without additional compensation.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders of the Company, which are intended to be presented by such stockholders at the next annual meeting of stockholders of the Company to be held after the 2001 Annual Meeting must be received by the Company not later than December 15, 2001, in order that they may be included in the proxy statement and form of proxy relating to the 2002 annual meeting. It is recommended that stockholders submitting proposals direct them to the Secretary of the Company by certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the Annual Meeting scheduled for May 31, 2001.

                    PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

A board of eight directors will be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for the eight nominees named below, all of whom are currently directors of the Company. It is not expected that any nominee will be unable or will decline to serve as a director. If, however, any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and not for a greater number of persons than the number of nominees listed below. The term of office of each person elected as a director at the Annual Meeting will continue until the next annual meeting of stockholders and such time as his successor is duly elected and qualified or until his earlier resignation, removal or death.

                                   Page-5

The names of the nominees, who constitute all of the current directors, and certain information about them, are set forth below:

Name                           Age   Position(s) with the Company
----                           ---   ----------------------------

L. David Sikes                  59   Chairman of the Board
William W. Staunton             53   Director, Chief Executive
                                     Officer
Greg B. Jones                   53   Director, President, Technology Group
William G. Howard(1)(2)         59   Director
Eric A. Balzer(1)(2)            52   Director
Albert J. Hugo-Martinez(1)(2)   55   Director
Harrald Eggers                  50   Director
Klaus Fleischmann               37   Director
-----------------

(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.

Mr. Sikes has served as the Company's Chairman of the Board since April 1995 and has been a director of the Company since September 1992. From April 1995 until he resigned in December 2000, Mr. Sikes also served as Chief Executive Officer. Prior to becoming Chairman of the Board and Chief Executive Officer, Mr. Sikes was the Company's President and Chief Operating Officer from July 1992 until January 1995, at which time he left the Company and joined Micro Component Technology Inc., a semiconductor equipment manufacturer, as its Chairman, President and Chief Executive Officer from January 1995 until April 1995. Prior to joining Ramtron, Mr. Sikes was President and Chief Executive Officer of ASM America, Inc., a semiconductor equipment company, from January 1991 until June 1992, and Executive Vice President and General Manager of ASM Epitaxy, a semiconductor equipment manufacturer, from February 1989 until December 1990. Prior to his tenure with ASM Epitaxy, Mr. Sikes spent 18 years with Motorola, Inc. ("Motorola") in various management and executive positions including Vice President and Director of Semiconductor Research and Development Lab. His experience also includes several management and engineering roles with Eastman Kodak and National Semiconductor Corporation. Mr. Sikes received his Bachelor of Science degree in Electrical Engineering from Massachusetts Institute of Technology. Mr. Sikes is also a director of Auto Trade Center.com, a public company specializing in lease vehicle re-marketing.

Mr. Staunton joined the Company as a Director and the Company's Chief Executive Officer in December 2000. Prior to joining the Company,
Mr. Staunton served as Chief Operating Officer of Maxwell Technologies, a company that designs and manufactures multi-chip modules and board products for commercial satellite applications, from March 1999 until December 2000. Mr. Staunton was Executive Vice President of Valor Electronics Inc., from April 1996 until April 1999. Valor Electronics designs and manufactures magnetic filter products for use in local area networks and communications products. His experience also includes serving as Vice President at Applied Micro Circuits Group from December 1987 until March 1996. Mr. Staunton holds a Bachelors of Electrical Engineering from Utah State University.

                                   Page-6

Mr. Jones became a Director of the Company 1995 and is the Company's President, Technology Group. Mr. Jones served as the Company's Chief Operating Officer from February 1995 to April 2001. Prior to that time,
Mr. Jones was Ramtron's Chief of Administration from January 1995 until February 1995. Prior to joining Ramtron, Mr. Jones was Marketing Director at Concord Services, Inc., from November 1993 until January 1995. From August 1990 until November 1993, Mr. Jones served as Director of Vertical Reactors at ASM America, Inc. Prior to his work with ASM America, Inc., Mr. Jones held a variety of management positions in sales, marketing, corporate planning and project management. He holds a Bachelor of Science degree in Engineering from the U.S. Naval Academy, Annapolis and a Master of Science degree in Management Sciences from Stanford University.

Dr. Howard has served as a director of the Company since July 1994. Since September 1990, Dr. Howard has been an independent engineering consultant to various entities, including SEMATECH, the Semiconductor Industry Association and Dow Corning. From October 1987 until December 1990, he served as a
Senior Fellow at the National Academy of Engineering while on leave from Motorola. From 1969 to 1990, Dr. Howard was employed by Motorola where he most recently served as Corporate Senior Vice President and Director of Research and Development. Dr. Howard is a member of the National Academy of Engineering and a fellow of the Institute of Electrical Engineers and of the American Association for the Advancement of Science. Dr. Howard is the Chairman of Credence Systems, Inc., a public company that manufactures electronic test equipment. Dr. Howard is also a director of BEI Technologies, Inc., a public company that manufactures electronic sensors; and Xilinx, Inc., a public company that manufactures integrated circuits.

Mr. Balzer has served as a director of the Company since September 1998. From January 1990 until his retirement in November 1999, Mr. Balzer served as Senior Vice President of Operations for Advanced Energy Industries, Inc. a company that develops, manufactures and markets power conversion devices for the semiconductor equipment industry. Prior to his employment with Advanced Energy Industries, Inc., Mr. Balzer served as Materials and Manufacturing Manager for IBM's corporate systems technology division.

Mr. Hugo-Martinez has served as a director of the Company since March 1999. From March 1996 to November 1998, he served as President and Chief Executive Officer and a member of the Board of Directors of GTI Corporation, a manufacturer of ISDN and local area network subcomponents. From 1987 to 1995, he served as President and Chief Executive Officer of Applied Micro Circuits Corporation, a manufacturer of high-performance bipolar and biCMOS gate arrays. Mr. Hugo-Martinez is also a director of Microchip, Inc., a public semiconductor manufacturing company specializing in micro-controller devices and On Semiconductor, Inc., a public semiconductor manufacturing company specializing in analog integrated circuit products.

                                   Page-7

Mr. Eggers is currently Senior Vice-President and General Manager of Infineon Technologies AG Memory Products Division, a leading semiconductor supplier, and has served in that capacity since February 2000. From 1979 through 1999, Mr. Eggers was employed in various positions with Siemens AG, the parent company of Infineon, including managing a bipolar gate array fabrication facility, a CMOS development center and a DRAM manufacturing facility. In 1996 Mr. Eggers became the Vice-President of Manufacturing for all Siemens AG 8" DRAM manufacturing sites and served in that capacity until 1999 when he became Senior Vice-President of Manufacturing for all 8" DRAM manufacturing sites. Mr. Eggers holds a degree in applied physics from Technical University Munich.

Mr. Fleischmann is the Senior Director of Business Development and Relations for Infineon Technologies AG Memory Products Division. Holding various positions with Siemens AG, the parent company of Infineon, Mr. Fleischmann has over 17 years of business and financial management experience including positions as financial controller for wafer fabrication and semiconductor assembly and testing facilities. In 1997 Mr. Fleischmann was named Director of Business Administration Products, Projects and Research and Development for Siemens' Memory Products Division. From 1999 to 2000 Mr. Fleischmann held the position of Director of Business Administration Products, Projects and Research and Development for Infineon's Memory Products Division.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held a total of eight meetings during 2000 and acted by unanimous written consent three times.

During 2000, the Compensation Committee was comprised of Dr. Howard, Mr. Hugo-Martinez and Mr. Balzer and met once and acted once by unanimous written consent during 2000. The Compensation Committee makes recommendations to the Board of Directors regarding salaries, bonuses, stock option grants and other compensation and benefits for directors, officers and employees.

During 2000, the Audit Committee, comprised of Dr. Howard, Mr. Hugo-Martinez and Mr. Balzer, met five times during 2000. The Audit Committee recommends the engagement of independent auditors, reviews the scope of audits proposed by the independent auditor, reviews results of audit engagements and generally performs functions related to financial matters of the Company.

The Company does not have a nominating committee or any committee performing the functions thereof.

                                   Page-8

COMPENSATION OF DIRECTORS. Directors who are not officers of the Company are paid monthly fees of $1,000, plus $1,500 for each Board of Directors meeting attended in person. The Chairman of the Audit Committee is paid $2,000 for each audit committee meeting. Directors are also reimbursed for reasonable expenses for attending Board of Directors' meetings. Non-employee directors of the Company are eligible to be granted non-statutory stock options under the Company's 1995 Stock Option Plan.

The following table denotes common stock options granted to current non-employee directors of the Company from January 2000 to February 2001. Such options were granted at the fair market value of the Company's common stock of the date of such grants. These options were granted in recognition of the services the named individuals performed as Directors of the Company.

                              Option           Number of Securities
Name                        Grant Date      Underlying Options Granted
----                       -------------    --------------------------
William G. Howard          January 2000             15,000
                           October 2000              5,000
                           February 2001            10,000

Eric A. Balzer             January 2000             15,000
                           October 2000              5,000
                           February 2001            10,000

Albert J. Hugo-Martinez    January 2000             15,000
                           October 2000              5,000
                           February 2001            10,000

                   EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of the Company, and certain information about them, are as follows:

Name                   Age   Position(s)
----                   ---   -------------------------------------------
L. David Sikes         59    Chairman of the Board
William W. Staunton    53    Director, Chief Executive Officer
Greg B. Jones          53    Director, President, Technology Group
LuAnn D. Hanson        41    Chief Financial Officer, Vice President of
                             Finance and Corporate Secretary
Donald G. Carrigan     53    Vice President of Sales
Craig W. Rhodine       37    Chief Operating Officer

Officers are appointed by and serve at the discretion of the Board of Directors. Each officer was appointed for a term ending upon his death, resignation, removal or appointment and qualification of a successor. For information concerning Mr. Sikes, Mr. Staunton and Mr. Jones, see "Nominees" above.

                                   Page-9

Ms. Hanson joined the Company in September 1993 as Assistant Controller. In April 1995 she was named Controller and served in that capacity until January 1999 when she was named Vice President of Finance and Corporate Controller.
In February 2000, Ms. Hanson was named Acting Chief Financial Officer and Vice President of Finance. In October 2000, Ms. Hanson was named Chief Financial Officer and Vice President of Finance. Ms. Hanson is a certified public accountant and has over 19 years of professional finance experience including 15 years of semiconductor industry experience. Before joining the Company, Ms. Hanson held various positions at Carniero, Chumney & Co., certified public accountants, and various positions in accounting with United Technologies Microelectronics Center. Ms. Hanson attended the University of Northern Iowa earning a Bachelor of Arts degree in Accounting and a Master of Business Administration degree in Finance and Accounting from Regis University.

Mr. Carrigan joined the Company in November 1989 as Sales Manager and in July 1990 was named Director of Marketing and Sales and held that position until October 1992, when he became Vice President of Sales. In July 1996
Mr. Carrigan became an officer as a Vice President of the Company and in January 1997, he was named Vice President of Sales and Marketing. In February 1999, Mr. Carrigan was named Vice President and General Manager of the Company's FRAM Product Business. Mr. Carrigan is currently Ramtron's Vice President of Sales. Mr. Carrigan has over 28 years of semiconductor industry experience in research and development, design, operations, marketing and sales. Prior to joining the Company, Mr. Carrigan held various managerial and technical positions, including Vice President of Sales and Marketing for Information Storage Incorporated, an optical storage system venture between Eastman Kodak Co. and Kawasaki Steel. He also held positions as Product and Test Engineering Manager and Director of Marketing for INMOS Corporation; Design Manager for NCR Microelectronics; IC Design Engineer in the Corporate Research Labs of Texas Instruments; and Design Manager for SRAM's with the Advanced MOS Memory Division of Texas Instruments. Mr. Carrigan received his Bachelor of Science degree in Electrical Engineering from the University of Tennessee and a Master of Science degree in Electrical Engineering from Southern Methodist University.

Mr. Rhodine joined the Company in August 1992 as Project Engineer and in February 1994 he was named Engineering Manager. In August 1995, Mr. Rhodine was named General Manager of Enhanced Memory Systems, Inc. ("EMS"), a subsidiary of Ramtron, and in March 1997, Mr. Rhodine became Vice President and General Manager of EMS. Mr. Rhodine became Chief Operating Officer of the Company in April 2001. Mr. Rhodine became an officer as a Vice President of the Company in January 1998. Mr. Rhodine has over 15 years of experience in the semiconductor industry in engineering, development, and operations. Prior to joining the Company, Mr. Rhodine was a Member of the Group Technical Staff at Texas Instruments where he was involved with memory product development. Mr. Rhodine received his Bachelor of Science degree in Electrical Engineering from the University of Wyoming.

                                   Page-10

                           SECURITY OWNERSHIP OF
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 30, 2001 by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's directors; (iii) each of the Company's executive officers; and (iv) all current directors and executive officers of the Company as a group.

                                      Shares of Common Stock         Percent
Name of Beneficial Owner(1)             Beneficially Owned         of Class(2)
---------------------------           ----------------------       -----------

Infineon Technologies, AG                   4,430,005(3)              20.2%
St. Martin Strasse 53
Munich, D-81541
Germany

National Electrical Benefit Fund            2,555,377(4)              11.2
1125 15th Street, N.W., Room 912
Washington, D.C.  20005

L. David Sikes                                288,850(5)               1.3

William W. Staunton                                --                   *

Greg B. Jones                                 177,600(6)                *

Craig W. Rhodine                              123,435(7)                *

Donald G. Carrigan                             98,168(8)                *

William G. Howard                              43,000(9)                *

Albert J. Hugo-Martinez                        39,600(10)               *

Eric A. Balzer                                 37,000(11)               *

LuAnn D. Hanson                                34,198(12)               *

Harrald Eggers                                     --                   *

Klaus Fleischmann                                  --                   *

All current directors and executive
officers as a group (11 persons)              841,851(13)              3.7
---------------

*    Less than one percent

                                   Page-11

(1) Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws where applicable, except as otherwise indicated in the information contained in these footnotes.

(2) Pursuant to Rule 13d-3(d)(1)(B), shares of Common Stock issuable upon the exercise of warrants or stock options held by each person set forth in the table which are currently or become exercisable within 60 days of March 15, 2001 are included in the number of shares of Common Stock outstanding for purposes of determining the percentage ownership of such person.

(3) On March 30, 2001, a total of 4,430,005 shares of common stock were issued to Infineon Technologies, AG pursuant to a Stock Purchase Agreement between the Company and Infineon Technologies, AG.

(4)  Includes:  (i) 1,638,680 shares of Common Stock owned by the Fund;
     (ii) 905,697 shares of Common Stock issuable upon exercise of warrants held by the Fund; and (iii) 11,000 shares of Common Stock issuable upon exercise of options held by the Fund. The trustees of the Fund share voting and dispositive powers as to such shares. To the best knowledge of the Company, the trustees of the Fund are Mr. John M. Grau and Mr. Edwin D. Hill.

(5)  Includes:  (i) 2,100 shares of Common Stock owned directly; and
     (ii) 286,750 shares issuable to Mr. Sikes upon exercise of options.

(6)  Includes:  (i) 2,600 shares of Common Stock owned directly; and
     (ii) 175,000 shares issuable to Mr. Jones upon exercise of options.

(7)  Includes:  (i) 1,200 shares of Common Stock owned directly; and
     (ii) 122,235 shares issuable to Mr. Rhodine upon exercise of options.

(8)  Includes:  (i) 2,168 shares of Common Stock owned directly; and
     (ii) 96,000 shares issuable to Mr. Carrigan upon exercise of options.

(9) Includes: (i) 43,000 shares issuable to Dr. Howard upon exercise of options.

(10) Includes:  (i) 2,600 shares of Common Stock owned directly; and
     (ii) 37,000 shares issuable to Mr. Hugo-Martinez upon exercise of options.

(11) Includes: (i) 37,000 shares of Common Stock issuable to Mr. Balzer upon exercise of options.

(12) Includes:  (i) 100 shares of Common Stock owned directly; and
     (ii) 34,098 shares issuable to Ms. Hanson upon exercise of options.

(13) Includes 831,083 shares of Common Stock issuable to current officers and directors upon exercise of options.

                                   Page-12

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors and officers and persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). The specific due dates for these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure to file by the established dates. To the knowledge of the Company and based solely on a review of the Section 16(a) reports furnished to the Company during 2000, none of the Company's directors, officers and persons holding more than 10% of the Company's Common Stock were delinquent in filing reports pursuant to Section 16(a) of the Exchange Act.

                EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain information for the three years ended December 31, 2000 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer during 2000 and each of the four other most highly compensated executive officers of the Company whose compensation during 2000 exceeded $100,000.

                                                            Long-Term
                                                       Compensation Awards
                                                    -------------------------
                              Annual Compensation    Securities   Restricted
Name and                      --------------------   Underlying     Stock
Principal Position      Year  Salary($)   Bonus($)   Options(#)    Awards($)
------------------      ----  ---------   --------  -------------------------

L. David Sikes          2000  $360,000     $    --        --      $    --
  Chairman of the       1999   360,000          --    200,000          --
  Board                 1998   360,000      65,000     20,000      64,806(1)

William W. Staunton(2)  2000    10,417          --    200,000          --
  Chief Executive
  Officer

Greg B. Jones           2000   200,000          --    200,000          --
  President,            1999   200,000          --    100,000          --
  Technology Group      1998   202,100          --      9,000      49,790(3)

LuAnn D. Hanson(4)      2000   123,000          --    125,000          --
  Chief Financial
  Officer and Vice
  President of Finance

                                   Page-13

Donald G. Carrigan      1999   159,700       7,605     70,000          --
  Vice President of     1999   152,092         333     50,000          --
  Sales                 1998   152,092       5,333      8,000      33,804(5)

Craig W. Rhodine        2000   160,000          --     75,000          --
  Chief Operating       1999   145,000          --     75,000          --
  Officer               1998   137,500          --         --      42,254(6)
---------------

(1) The amount shown represents the dollar value of the award of restricted stock, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded plus withholding tax on the calculated amount of the award. The number of shares of fully vested restricted stock awarded was 1,600. The closing market price on the date of the award, the market value of the stock on the date of the award and the associated withholding taxes were $25.078, $40,125 and $24,681, respectively. As of December 31, 2000,
     Mr. Sikes held 1,600 shares of such restricted stock having a value of $7,000 based upon the fair market value of the Common Stock on December 29, 2000. The restricted shares are currently not registered under an effective registration statement filed with the SEC.

(2) Mr. Staunton was employed by the Company and became Chief Executive Officer in December 2000.

(3) The amount shown represents the dollar value of the award of restricted stock, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded plus withholding tax on the calculated amount of the award. The number of shares of fully vested restricted stock awarded was 1,200. The closing market price on the date of the award, the market value of the stock on the date of the award and the associated withholding taxes were $25.078, $30,094 and $19,696, respectively. As of December 31, 2000,
     Mr. Jones held 1,200 shares of such restricted stock having a value of $5,250 based upon the fair market value of the Common Stock on December 29, 2000. The restricted shares are currently not registered under an effective registration statement filed with the SEC.

(4) Ms. Hanson became Chief Financial Officer and Vice President of Finance of the Company in February 2000 and was employed by the Company in various non-executive officer positions from September 1993 until that time.

                                   Page-14

(5) The amount shown represents the dollar value of the award of restricted stock, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded plus withholding tax on the calculated amount of the award. The number of shares of fully vested restricted stock awarded was 800. The closing market price on the date of the award, the market value of the stock on the date of the award and the associated withholding taxes were $25.078, $20,062 and $13,742, respectively. As of December 31, 2000,
     Mr. Carrigan held 800 shares of such restricted stock having a value of $3,500 based upon the fair market value of the Common Stock on December 29, 2000. The restricted shares are currently not registered under an effective registration statement filed with the SEC.

(6) The amount shown represents the dollar value of the award of restricted stock, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded plus withholding tax on the calculated amount of the award. The number of shares of fully vested restricted stock awarded was 1,000. The closing market price on the date of the award, the market value of the stock on the date of the award and the associated withholding taxes were $25.078, $25,078 and $17,176, respectively. As of December 31, 2000,
     Mr. Rhodine held 1,000 shares of such restricted stock having a value of $4,375 based upon the fair market value of the Common Stock on December 29, 2000. The restricted shares are currently not registered under an effective registration statement filed with the SEC.

OPTION GRANTS IN 2000

The following table sets forth certain information concerning stock option grants in 2000 to each of the executive officers named in the Summary Compensation Table who received stock option grants in 2000. The exercise price of all options granted below was equal to the reported closing price of the Company's Common Stock on the Nasdaq Stock Market on the date of grant.

                                   Page-15

                          Individual Grants
              ------------------------------------------
                  No. of                                  Potential Realizable
               Securities % of Total                        Value at Assumed
               Underlying  Options                       Annual Rates of Stock
                Options   Granted to  Exercise             Price Appreciation
                Granted   Employees    Price   Expiration  for Option Term(2)
Name              (#)     in 2000(1) ($/Share)    Date      5%($)     10%($)
----           ---------- ---------- --------- ---------- --------   ---------

L. David Sikes      --         --%    $   --       N/A    $     --  $      --

William W. Staunton
               200,000(3)    12.3      5.500    12/14/10   692,024   1,753,862

Greg B. Jones
               125,000(4)     7.7      7.438    01/28/10   584,715   1,481,782
                75,000(6)     4.6      5.469    12/02/10   257,957     653,713

LuAnn D. Hanson
                50,000(4)     3.1      7.438    01/28/10   233,886     592,713
                75,000(6)     4.6      5.469    12/02/10   257,957     653,713

Donald G. Carrigan
                50,000(4)     3.1      7.438    01/28/10   233,886     592,713
                10,000(5)     0.6     18.063    07/25/10   113,597     287,878
                10,000(6)     0.6      5.469    12/02/10    34,394      87,162

Craig W. Rhodine
                75,000(4)     4.6      7.438    01/28/10   350,829     889,069
                75,000(6)     4.6      5.469    12/02/10   257,957     653,713
---------------

(1) The Company granted options to purchase an aggregate of 1,625,780 shares to employees in 2000.

(2) Potential values are net of exercise price and before taxes payable in connection with the exercise of such options or the subsequent sale of shares acquired upon the exercise of such options. These values represent certain assumed rates of appreciation (i.e., 5% and 10% compounded annually over the term of such options) based on the Securities and Exchange Commission's rules. The actual values, if any, will depend upon, among other factors, the future performance of the Company's Common Stock, overall market conditions and the named officer's continued employment with the Company. Therefore, the potential values reflected in this table may not necessarily be achieved.

(3) Such options were granted under the 1995 Stock Option Plan, as amended (the "1995 Plan"), and vest and become exercisable in four equal installments 6, 12, 24 and 36 months after the grant date.

                                   Page-16

(4) Such options were granted under the 1995 Stock Option Plan, as amended (the "1995 Plan"), and vest and become exercisable in four equal annual installments beginning January 28, 2001.

(5) Such options were granted under the 1995 Stock Option Plan, as amended (the "1995 Plan"), and vest and become exercisable in four equal annual installments beginning July 25, 2001.

(6) Such options were granted under the 1995 Stock Option Plan, as amended (the "1995 Plan"), and vest and become exercisable in four equal annual installments beginning December 2, 2001.

AGGREGATED OPTIONS EXERCISED IN 2000 AND OPTION VALUES AT DECEMBER 31, 2000

The following table sets forth the aggregate number and the value of options held as of the end of 2000 by the executive officers named in the Summary Compensation Table. None of the executive officers named in the Summary Compensation Table exercised options during 2000.

                         Number of Securities          Value of Unexercised
                   Underlying Unexercised Options      In-the-Money Options
                           at 12/31/00(#)                at 12/31/00($)*
                   ------------------------------   --------------------------
Name                 Exercisable  Unexercisable     Exercisable  Unexercisable
----                 -----------  -------------     -----------  -------------

L. David Sikes         179,250       112,750         $212,500       $212,500

William W. Staunton         --       200,000               --             --

Greg B. Jones           91,500       254,500          106,250        106,250

LuAnn D. Hanson         20,098       129,100            5,686         23,180

Donald G. Carrigan      56,500       101,500           53,125         53,125

Craig W. Rhodine        65,985       187,500           79,688         79,688
---------------

* Represents the difference between the closing price of the Company's Common Stock on December 29, 2000 as reported on The Nasdaq Stock Market
   (i.e., $4.375 per share) and the exercise price of such options.

                                   Page-17

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

EMPLOYMENT AGREEMENTS. In January 2000 and as amended in December 2000, the Company entered into an employment agreement with L. David Sikes to continue in his position as Chairman of the Board, superceding his prior agreement and providing for Mr. Sikes to receive an initial annual salary of $360,000. Pursuant to the agreement the Company granted to Mr. Sikes 667,000 common stock purchase warrants, having an exercise price of $6.88 per share and vesting only if certain conditions are satisfied. The warrants vest and become exercisable December 31, 2002 if Mr. Sikes is employed on that date, or on the date of earlier termination for any reason (including death) other than for "just cause". Some or all of such warrants vest and become exercisable earlier if specified criteria are attained or a change of control of the Company occurs. The agreement also provides that if the Company terminates Mr. Sikes' employment prior to December 31, 2002 for any reason other than for just cause, the Company will be obligated to pay Mr. Sikes an amount equal to the salary he would have received for the remainder of the term of the agreement. Under the terms of the agreement, if for any reason other than for just cause the Company does not extend Mr. Sikes' employment upon expiration of the term or if, having been extended, Mr. Sikes' employment is terminated at any time prior to November 13, 2006, then the Company will pay Mr. Sikes a lump sum payment of $360,000. In the event that specified criteria are attained or a change in control of the Company occurs prior to December 31, 2002 and Mr. Sikes' employment is thereafter terminated, then the Company will be required to pay Mr. Sikes amounts up to $30,000 per month from the date of such termination through November 13, 2006.

In February 2001, the Company entered into a two-year employment agreement, with William Staunton. The agreement provides for Mr. Staunton to receive an initial annual salary of $250,000. The agreement provides that if the Company terminates Mr. Staunton's employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay him his then annual salary for the remaining term of the agreement. The expiration date of the agreement is December 31, 2002.

In March 2000 and as amended in February 2001, the Company entered into an employment agreement with Greg Jones. The agreement provides for Mr. Jones to receive an initial annual salary of $210,000. The agreement provides that if the Company terminates Mr. Jones' employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay him his then annual salary for the remaining term of the agreement. The expiration date of the agreement is December 31, 2002.

In March 2000, the Company entered into a two-year employment agreement with Donald Carrigan. The agreement provides for Mr. Carrigan to receive an initial annual salary of $159,697. The agreement provides that if the Company terminates Mr. Carrigan's employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay him his then annual salary for a period of one year. The expiration date of the agreement is December 31, 2001.

                                   Page-18

In March 2000 and as amended in February 2001, the Company entered into an employment agreement with Craig Rhodine. The agreement provides for Mr. Rhodine to receive an initial annual salary of $200,000. The agreement provides that if the Company terminates Mr. Rhodine's employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay him his then annual salary for the remaining term of the agreement. The expiration date of the agreement is December 31, 2002.

In March 2000 and as amended in February 2001, the Company entered into an employment agreement with LuAnn Hanson. The agreement provides for Ms. Hanson to receive an initial annual salary of $165,000. The agreement provides that if the Company terminates Ms. Hanson's employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay her her then annual salary for the remaining term of the agreement.
The expiration date of the agreement is December 31, 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company's Compensation Committee during 2000 were Dr. William G. Howard, Albert J. Hugo-Martinez and Eric A. Balzer. There were no executive officers or employees of the Company that were members of the Company's Compensation Committee during 2000.

The following Board of Directors Audit Committee Report, Board of Directors Report on Executive Compensation and the Performance Graph on page 21 shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

                              BOARD OF DIRECTORS
                            AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the "Audit Committee") is composed of three directors and operates under a written charter (Exhibit A) adopted by the Board of Directors. The charter is annually reassessed and updated, as needed, in accordance with applicable rules of the Securities and Exchange Commission and the Nasdaq Stock Market. Each of the members of the Audit Committee is independent, as defined by Nasdaq.

Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee's primary responsibility is to monitor and oversee these processes. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent auditors.

                                   Page-19

In this context, the Audit Committee has reviewed and discussed the Company's financial statements with both management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required of auditors to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company's independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee also recommended that Arthur Andersen LLP be retained as the Company's independent auditors for the fiscal year ending December 31, 2001.

                                                  Eric A. Balzer
                                                  Albert J. Hugo-Martinez
                                                  William G. Howard

                              BOARD OF DIRECTORS
                        REPORT ON EXECUTIVE COMPENSATION

In 2000, the Board of Directors was responsible for determining and approving the annual compensation to be paid and the benefits to be provided to the Company's executive officers and for administering the Company's Amended and Restated 1986 Stock Option Plan, the 1989 Nonstatutory Stock Option Plan, the 1995 Stock Option Plan, as amended, and the 1999 Stock Option Plan. The Company's compensation program is designed to attract, retain and motivate qualified executive officers that the Company believes will contribute to its long-term success. The Company's compensation program is comprised primarily of annual base salaries and stock option grants. In addition, executive officers receive group life insurance and health benefits as part of their overall compensation. The Board considers each component of compensation within the context of the entire officer compensation program in making its determination.

The Compensation Committee of the Board of Directors makes recommendations to the Board of Directors regarding salaries, bonuses, stock option grants and other compensation and benefits for directors, officers and employees.

ANNUAL BASE SALARIES. The Board of Directors reviews and approves the annual base salaries of all executive officers, including the Chief Executive Officer. In determining annual base salaries, the Board collects and analyzes base salary information from competitors in its industry and uses that information as the basis for comparing the base salaries of the Company's executive officers to the amounts paid to executive officers with comparable qualifications, experience and responsibilities in businesses similar to the Company's business. The Board also considers both subjective and objective

                                   Page-20
factors, including, among others, an officer's responsibilities, experience and qualifications, job performance, contributions and length of service to the Company, and the Company's financial results and condition. The annual base salary of Mr. Sikes, the Company's Chairman and Chief Executive Officer, remained unchanged during 2000 at $360,000. Mr. Sikes resigned his position as Chief Executive Officer in December 2000. The annual base salary of Mr. Staunton, the Company's new Chief Executive Officer, effective December 2000, was $250,000.

Increases to officer compensation during 2000 reflected the need to remain competitive with compensation levels for similar types of positions in the industry or comparable industries in which the Company competes and does business.

STOCK OPTIONS. Options to purchase the Company's Common Stock have historically been and continue to be a key component of the Company's compensation program. The Board of Directors views the grant of stock options as a valuable incentive that serves to attract, retain and motivate executive officers and other key employees, as well as to align their interest more closely with the Company's goal of enhancing stockholder value. The Compensation Committee reviews and considers recommendations by the Company's Chief Executive Officer (other than for himself) with regard to the grant of stock options to executive officers and other key employees, and then makes recommendations to the Board of Directors. In determining the size, frequency and other terms of an option grant to an executive officer, the Compensation Committee and the Board consider a number of factors, including, among others, such officer's position, responsibilities, job performance, prior option grants, contributions and length of service to the Company and the value of his or her vested and unvested previously granted stock options, if any.

Options generally vest in annual installments over two to four years as long as the optionee remains an employee of the Company and, therefore, encourages an optionee to remain in the employ of the Company. In 2000, options to purchase an aggregate of 745,000 shares of Common Stock were granted to all executive officers as a group and represented approximately 45.8% of all options granted to the Company's employees in 2000. Information concerning options granted during 2000 to executive officers is provided in the table entitled "Option Grants in 2000" above.

COMPENSATION OF CHIEF EXECUTIVE OFFICER. The Board of Directors generally considers the same factors in determining the Chief Executive Officer's compensation as it considers with respect to the Company's other executive officers, including both subjective and objective factors. Although L. David Sikes, the Company's Chairman and Chief Executive Officer, is a member of the Company's Board of Directors, he did not participate in any discussions or decisions of the Board regarding the setting of his compensation for 2000. During 2000, Mr. Sikes' compensation consisted of an annual salary of $360,000 and the grant of a warrant, vesting only if certain conditions are satisfied, to purchase 667,000 shares of the Company's Common Stock. In December 2000, Mr. Sikes resigned his position as the Company's Chief Executive Officer.

                                   Page-21

Mr. Staunton became the Chief Executive Officer in December 2000. His compensation consists of an initial annual salary of $250,000 and the grant of options to purchase 200,000 shares of the Company's common stock. Such stock options vest and become exercisable in four equal installments 6, 12, 24 and 36 months from the grant date.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a publicly held corporation such as the Company will not be allowed a federal income tax deduction for compensation paid to the executive officers named in the Summary Compensation Table to the extent that compensation (including stock-based compensation) paid to a particular officer exceeds $1 million in any fiscal year unless such compensation was based on performance goals or paid under a written contract that was in effect on February 17, 1993. Qualifying performance-based compensation (including compensation attributable to the exercise of stock options) will not be subject to the deductibility limitation if certain conditions are met. The Company expects that compensation attributable to the exercise of stock options will qualify for the exception for qualifying performance-based compensation and that such compensation will not, therefore, count toward the $1 million limit. Based upon the Company's current compensation plans and policies and the regulation under Section 162(m), it appears that the compensation to be paid to the Company's executive officers for 2001 will not exceed the $1 million limitation per officer.

                                                       L. David Sikes
                                                       William W. Staunton
                                                       Greg B. Jones
                                                       William G. Howard
                                                       Eric A. Balzer
                                                       Albert J. Hugo-Martinez

                             PERFORMANCE GRAPH

The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the S&P Electronics (Semiconductors) Industry Index and the S&P Composite Index for the period commencing December 31, 1995 and ending December 31, 2000.

In preparing the following graph, it was assumed that $100 was invested on December 31, 1995 in each of the Company's Common Stock, the S&P Electronics (Semiconductors) Index and the S&P 500 Composite Index with all dividends, if any, reinvested.

The historic stock price performance presented in the following chart is not necessarily indicative of future stock performance.

                                   Page-22

             Comparison of Five-Year Cumulative Total Return Among
 Ramtron International Corporation, the S&P Electronics (Semiconductors) Index
                         and the S&P Composite Index

                     Dec 30,   Dec 29,   Dec 31,   Dec 31,   Dec 31,   Dec 29,
                      1995      1996      1997      1998      1999      2000
                    --------  --------  --------  --------  --------  --------

Ramtron               $100     $ 92.31   $ 85.58   $  7.69   $ 20.58   $ 13.46

S&P Electronics
  (Semiconductors)
  Industry Index       100      180.07    193.76    324.67    509.36    405.24

S&P Composite Index    100      122.96    163.98    210.84    255.22    231.98

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following are certain transactions entered into between the Company and its officers, directors and principal stockholders or their affiliates since January 1, 2000.

TRANSACTIONS INVOLVING THE NATIONAL ELECTRICAL BENEFIT FUND

Pursuant to a Stock and Warrant Purchase Agreement dated March 13, 1989 between the Company and the Fund, as amended by Amendment No. 1 thereto dated June 29, 1989, the Company agreed to pay to the Fund, for as long as the Fund owns at least 5% of the outstanding shares of the Company's Common Stock, a reasonable monthly consulting fee of not more than $5,000 and to reimburse the Fund for all out-of-pocket expenses incurred in monitoring the Fund's investment in the Company. During 2000, the Company was obligated to pay to the Fund approximately $80,000 in payment of such fees and $11,200 in expenses. The Company made payments to the Fund during 2000 of $569,333 for interest expense related to the note payable due to the Fund.

The Company's executive officers, David Sikes, William W. Staunton, Greg B. Jones, LuAnn D. Hanson, Craig W. Rhodine and Donald G. Carrigan are entitled to certain benefits upon a change in control. - See "Employment Contracts and Termination of Employment and Change-In-Control Agreements."

                  PROPOSAL 2 - APPROVAL OF AN AMENDMENT TO THE
                      COMPANY'S 1995 STOCK OPTION PLAN

On December 15, 1995, the Company's stockholders adopted and approved the 1995 Stock Option Plan (the "1995 Plan") and 600,000 shares (adjusted for the August 1999 one-for-five reverse stock split) of Common Stock were reserved for issuance thereunder.

                                   Page-23

On September 28, 1999, the Board of Directors approved an amendment to the 1995 Plan to increase the number of shares authorized for issuance under the 1995 Plan by 1,200,000 shares and to increase the maximum number of shares that may be awarded as options under the Plan during any calendar year to any optionee by 200,000 shares to a cumulative total of 300,000 shares during any calendar year. Both of the foregoing amendments to the 1995 Plan were approved by the Company's stockholders at the Company's 1999 Annual Meeting of Stockholders.

On May 24, 2000 the Board of Directors approved an amendment to the 1995 Plan to increase the number of shares authorized for issuance under the 1995 Plan by 1,200,000 shares, to a cumulative total of 3,000,000. The foregoing amendment to the 1995 Plan was approved by the Company's stockholders at the Company's 2000 Annual Meeting of Stockholders.

Additionally, on February 2, 2001 the Board of Directors approved an amendment to the 1995 Plan to increase the number of shares authorized for issuance under the 1995 Plan by 2,000,000 shares, to a cumulative total of 5,000,000. Additional shares are needed for use in the 1995 Plan so that stock option grants can continue to be made to attract and retain key employees of the Company and its subsidiaries. If the amendment to the 1995 Plan is not approved by the stockholders, no grants of options will be made under the 1995 Plan once the currently available shares subject to options are granted. The proceeds received by the Company from the exercise of options under the 1995 Plan are used for the general corporate purposes of the Company.

As of March 30, 2001, 3,000,000 shares of Common Stock were authorized for issuance under the 1995 Plan, 7,797 shares had been issued upon the exercise of options granted under the 1995 Plan, 2,447,753 shares were issuable upon the exercise of outstanding options, and 544,450 shares remained available for additional option grants under the 1995 Plan.

The Company cannot currently determine the number of shares subject to options that may be granted in the future to executive officers, directors and employees under the 1995 Plan. The following table sets forth information with respect to the stock options granted from January 1, 2000, through December 31, 2000, to each of the executive officers named in the Summary Compensation Table on page 14, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees and consultants (including all current officers who are not executive officers) as a group under the 1995 Plan.

                                   Page-24

                                  Value of Unexercised       Securities
                                     In-the-money            Underlying
Name                                 Options($)(1)          Options(#)(2)
--------------------------------  --------------------      -------------
L. David Sikes                              $--                    --
William W. Staunton                          --                 200,000
Greg B. Jones                                --                 200,000
LuAnn D. Hanson                              --                 125,000
Donald G. Carrigan                           --                  70,000
Craig W. Rhodine                             --                 150,000

All current executive officers
as a group (6 persons)                       --                 745,000

All current non-employee
directors as a group (3 persons)             --                  60,000

All employees and consultants
who are not executive officers
as a group                                   --                 609,370
------------

(1) Dollar value represents the difference between market value of the underlying Common Stock and the exercise price of the options. The market value of the underlying Common Stock is based upon the March 30, 2001 closing price of the Company's Common Stock as reported on The Nasdaq Stock Market which was $4.34 per share.

(2) Options granted to employees generally vest in annual installments over two to four years as long as the optionee remains an employee of the Company.

Future grants under the 1995 Plan, in addition to those already made, will be made at the discretion of the Board of Directors of the Company.

A summary of the principal provisions of the 1995 Plan is set forth below and is qualified in its entirety by reference to the 1995 Plan. A copy of the 1995 Plan is available from the Company's Secretary upon request.

SUMMARY OF THE 1995 PLAN

If the amendment approved by the Board on February 2, 2001, adding 2,000,000 shares to the number of shares authorized for issuance under the 1995 Plan is approved by the Company's stockholders, a total of 5,000,000 shares of Common Stock will be reserved for issuance to eligible participants pursuant to the 1995 Plan.

                                   Page-25

PURPOSE. The purposes of the 1995 Plan are to (i) attract and retain the services of selected key employees of the Company who are in a position to make a material contribution to the successful operations of the Company's business; (ii) motivate such persons, by means of performance-related incentives, to achieve the Company's business goals; and (iii) enable such persons to participate in the long-term growth and financial success of the Company by providing them with an opportunity to purchase stock of the Company.

ADMINISTRATION. The 1995 Plan is administered by the Board of Directors or, upon appointment by the Board, by a committee composed of two or more board members. The interpretation and construction of any provision of the 1995 Plan is within the sole discretion of the members of the Board or its committee, whose determination is final and binding.

ELIGIBILITY. The 1995 Plan provides that nonstatutory stock options and incentive stock options may be granted to employees of the Company and any parent or subsidiary of the Company (including officers and directors who are also employees), as well as to non-employee directors of and consultants to the Company and any parent or subsidiary of the Company. As administrator of the 1995 Plan, the Board of Directors selects the optionees and determines the type of option (i.e., incentive or nonstatutory) and the number of shares to be subject to each option. In making such determination, there is taken into account a number of factors, including an employee's position and responsibilities, individual job performance, previous stock option grants
(if any), length of service to the Company, and other relevant factors. As of March 31, 2001, approximately 128 persons were eligible to receive options and 126 optionees were holding options under the 1995 Plan.

TERMS OF OPTIONS. Options granted under the 1995 Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options. Each option is evidenced by a written stock option agreement between the Company and the person to whom such option is granted and is subject to the following additional terms and conditions:

  (a) NUMBER OF SHARES: The aggregate fair market value (determined as of the grant date) of the stock for which an employee may be granted incentive stock options that first become exercisable during any one calendar year under all the Company's plans may not exceed $100,000. In addition, the maximum number of shares which may be awarded as options under the 1995 Plan during any calendar year to any one optionee shall not exceed 300,000 shares.

  (b) EXERCISE OF THE OPTION: Options granted under the 1995 Plan will become exercisable at such times and in such cumulative installments as the Board of Directors or its committee determines subject to earlier termination of the option upon termination of the optionee's employment or engagement for any reason. The form of payment for shares to be issued upon the exercise of any option may, in the discretion of the Board of Directors or its committee, consist of cash, check, a promissory note, an exchange of shares of Common Stock, a combination thereof or such other consideration as is determined by the Board of Directors or its committee.

                                   Page-26

  (c) EXERCISE PRICE: The exercise price per share for the shares to be issued pursuant to the exercise of an option is determined by the Board of Directors or its committee and may not be less than 100% of the fair market value of the Common Stock on the grant date with respect to incentive stock options and 95% of the fair market value of the Common Stock on the grant date with respect to nonstatutory options. The fair market value of the Common Stock on the date of an option grant will be equal to the closing price of the Common Stock on the date of the option grant. On March 30, 2001, the closing price of the Company's Common Stock on The Nasdaq Stock Market was $4.34 per share.

  (d) TERMINATION OF EMPLOYMENT OR ENGAGEMENT: If the optionee's employment or engagement with the Company is terminated for any reason, other than death, total and permanent disability or termination "for cause" (as defined in the 1995 Plan), the option may be exercised within 90 days (or, in the case of a nonstatutory stock option, such other period of time as is determined by the Board of Directors or its committee at the time of granting the option or during the term of the option) after such termination as to all or part of the shares as to which the optionee was entitled to exercise the option at the time of termination. If the optionee's employment or engagement with the Company is terminated for cause, his or her options may be exercised within 30 days after such termination to the extent such options are vested and not exercised as of such date.

  (e) DEATH OR DISABILITY: If an optionee should die or become permanently and totally disabled while employed or engaged by the Company, the options granted to him or her may be exercised at any time within one year after such death or disability, but only to the extent the optionee was entitled to exercise the options at the date of his or her termination of employment or engagement due to such death or disability.

  (f) EXPIRATION OF OPTIONS: Options may not have a term greater than ten years from the grant date for an incentive stock option or ten years plus one day from the grant date for a nonstatutory stock option.
       No option may be exercised after its expiration. Incentive stock options granted to an optionee who at the time of such grant owns stock possessing more than 10% of the voting power of the stock of the Company may not have a term greater than five years from the grant date.

  (g) NONTRANSFERABILITY OF OPTIONS: Options granted under this Plan may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily by operation of law, other than by will, by the laws of descent and distribution, or in accordance with the following exceptions.

                                   Page-27

       Notwithstanding the foregoing, an option granted under the 1995 Plan may be transferred by the optionee between spouses incident to a divorce, in which case the option is only exercisable by the spouse to whom the option is transferred, to a trust or trusts established for the exclusive benefit of solely one or more members of his or her "immediate family," or transfers to a partnership in which optionee's immediate family, as defined in the 1995 Plan, are the only partners and is exercisable only by the optionee or his or her legal guardian during the lifetime of the optionee or, in the event of death of the optionee, by the estate of the optionee or by a person who acquires the rights to exercise the option by bequest or inheritance. Any option held by the transferee will continue to be subject to the same terms and conditions that were applicable to the option immediately prior to the transfer, except that the option will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, "immediate family," means the optionee's children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption."

  (h) OTHER PROVISIONS: The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1995 Plan as may be determined by the Board of Directors or its committee.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event that a change, such as a stock split or stock dividend, is made in the Company's capitalization which affects the stock for which options are exercisable under the 1995 Plan, appropriate adjustment will be made in the exercise price of and the number of shares covered by outstanding options and in the number of shares available for issuance under the 1995 Plan. In the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation as a result of which the Company is not the surviving and controlling corporation, outstanding options will be assumed by the successor corporation or the Board of Directors will declare that any option will terminate as of a date fixed by the Board which is at least 30 days after notice thereof is given to optionees and permit each optionee to exercise his or her options as to all or any portion of the shares covered by such options, including shares as to which the options would not otherwise be exercisable.

AMENDMENT AND TERMINATION. The Board of Directors or its committee may amend or terminate the 1995 Plan at any time or from time to time without the approval of the Company's stockholders; provided, however, that approval of the holders of voting shares represented or present and entitled to vote is required for any amendment to the 1995 Plan which would: (a) materially increase the number of shares which may be issued thereunder other than in connection with an adjustment upon changes in capitalization; (b) materially change the designation or the class of person eligible to participate in the 1995 Plan; (c) remove the administration of the 1995 Plan from the Board of Directors or its committee; (d) extend the term of the 1995 Plan beyond its initial ten-year term; (e) materially increase the benefits to participants under the 1995 Plan. In any event, the 1995 Plan will terminate on the tenth anniversary of its approval by the stockholders of the Company provided that any options then outstanding will remain outstanding until they expire by their terms.

                                   Page-28

TAX INFORMATION. The federal tax consequences of options are complex and subject to change. The following discussion is only a brief summary of the general federal income tax rules currently in effect which are applicable to stock options. A taxpayer's particular situation may be such that some variation of the general rules may apply. This summary does not cover the state, local or foreign tax consequences of the grant or exercise of options under the 1995 Plan or the disposition of shares acquired upon exercise of such options or federal estate tax or state estate, inheritance or death taxes.

INCENTIVE STOCK OPTIONS

If an option granted under the 1995 Plan is treated as an "incentive stock option" as defined in Section 422 of the Code, then the optionee will not recognize any income for regular income tax purposes upon either the grant or the exercise of the option and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time of sale. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability in the year of exercise.

If an optionee exercises an incentive stock option and does not dispose of the shares received within two years of the date of the grant of such option and within one year after the exercise of the option, whichever period ends later, any gain realized upon disposition will be characterized as long-term capital gain, and any loss will be long-term capital loss. In either such case, the Company will not be entitled to a federal income tax deduction.

If the optionee transfers the option or disposes of the shares either within two years after the date the option is granted or within one year after the exercise of the option, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise less the purchase price or (2) the amount realized on the disposition less the purchase price will be taxed as ordinary income in the taxable year in which the disposition occurs. Any such ordinary income will increase the optionee's tax basis for purposes of determining gain or loss on the sale or exchange of such shares. The excess, if any, of the amount realized over the fair market value of the shares at the time of the exercise of the option will be treated as short-term or long-term capital gains, as the case may be, and any loss realized upon the disposition will be treated as a capital loss. An optionee will be generally considered to have disposed of shares if he or she sells, exchanges, makes a gift or transfers legal title to such shares (except by pledge, in certain non-taxable exchanges, a transfer in insolvency proceedings, incident to a divorce, or upon death). If the amount realized is less than the purchase price, generally the optionee will not recognize income.

                                   Page-29

The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability in the year of exercise because the excess of the fair market value of the shares at the time an incentive stock option is exercised over the option price is an adjustment in determining an optionee's alternative minimum taxable income for such year. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option. If such a disqualifying disposition occurs in the same year as an option is exercised, the amount of ordinary income resulting from such disposition may offset any adjustment of alternative minimum taxable income for the year of exercise. In the case of a disqualifying disposition which occurs after the year of exercise, an individual would be required to recognize an adjustment of alternative minimum taxable income in the year of exercise and ordinary income in the year of such disqualifying disposition in an amount determined under the rules described above. An optionee's alternative minimum tax liability is affected by the availability of a special credit, a basis adjustment and other complex rules. Optionees are urged to consult their tax advisors concerning the applicability of the alternative minimum tax to their own circumstances.

In general, there will be no federal tax consequences to the Company upon the grant, exercise or termination of an incentive stock option. However, in the event an optionee sells or disposes of stock received upon the exercise of an incentive stock option prior to satisfying the two-year and one-year holding periods described above, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares. The transfer of an option as permitted under the 1995 Plan is considered a disqualifying disposition and will, accordingly, subject the optionee to the tax consequences incurred with the disposition of a nonstatutory stock option as described below.

NONSTATUTORY STOCK OPTIONS

Nonstatutory stock options granted under the 1995 Plan do not qualify as "incentive stock options" and, accordingly, do not qualify for any special tax benefits to the optionee. An optionee will not recognize any income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will generally recognize ordinary income for federal income tax purposes measured by the excess of the then fair market value of the shares over the option price. The income realized by the optionee will be subject to income tax withholding by the company out of the compensation paid to the optionee. If such earnings are insufficient to pay the withholding tax, the optionee will be required to make a direct payment to the Company to cover the withholding tax liability.

Upon a sale of any shares acquired pursuant to the exercise of a nonstatutory stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a long-term or short-term capital gain or loss, as the case may be. The optionee's basis for determination of such gain or loss will ordinarily be the sum of the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option.

                                   Page-30

Upon the exercise of a nonstatutory stock option by a family trust or partnership as permitted under the Plan, the optionee, rather than the family trust or partnership, will recognize the ordinary income for federal income tax purposes and will be subject to the income tax withholdings as if the transfer had not occurred. However, if a nonstatutory stock option is transferred to a spouse incident to a divorce, the spouse, not the optionee, will realize the income. The optionee will remain subject to withholding for any applicable FICA/FUTA tax due and owing on the ordinary income reported by the spouse. The trust, partnership or divorced spouse's basis in the shares upon exercise will be the fair market value of the shares at the date of exercise.

Upon the exercise of a nonstatutory stock option by the optionee's estate, or if the option has been transferred prior to the death, by the family trust or partnership, the excess of the then fair market value of the shares over the option price will be reported as income with respect to a decedent.

In general, there will be no federal tax consequences to the Company upon the grant or termination of a nonstatutory stock option or the sale or disposition of the shares acquired upon exercise of a nonstatutory stock option. However, upon the exercise of a nonstatutory stock option, the Company will be entitled to a deduction to the extent and in the year that ordinary income from the exercise of the option is recognized by the optionee, provided the Company has satisfied its withholding obligations under the Code.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
                 APPROVAL OF THE AMENDMENT TO THE 1995 PLAN.

                 PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF
                      INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the Company's consolidated financial statements for the year ending December 31, 2001. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

AUDIT FEES. Arthur Andersen's fees for the Company's 2000 annual audit and review of interim financial statements were $60,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Arthur Andersen did not render any professional services to the Company in 2000 with respect to financial information systems design and implementation.

ALL OTHER FEES. Arthur Andersen's fees for all other professional services rendered to the Company during 2000 were $49,385, including audit related services of $33,185 and non-audit related services of $16,200. Audit related services included fees for employee benefit plan audits, due diligence on acquisitions, SEC registration statement review and accounting consultations. Non-audit related services included fees for tax consultation and tax return preparation.

                                   Page-31

              THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
            VOTE FOR THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
                        PUBLIC ACCOUNTANTS NAMED ABOVE.

                               OTHER MATTERS

The Company currently knows of no matters to be submitted at the Annual Meeting other than those described herein. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

The financial statements, supplementary financial information, and management's discussion and analysis of financial condition and results of operations included in the Company's Annual Report to Stockholders enclosed with this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission and as subsequently amended, are hereby incorporated by reference herein.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, RAMTRON INTERNATIONAL CORPORATION, 1850 RAMTRON
DRIVE, COLORADO SPRINGS, COLORADO 80921.

                                   Page-32

                                                                     EXHIBIT A

          CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

1.  Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

    - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

    - Monitor the independence and performance of the Company's independent auditors.

    - Provide an avenue of communication among the independent auditors, management and the Board of Directors.

    -  Report to the Board of Directors.

    -  Review areas of potential significant financial risk to the Company.

    - Encourage adherence to, and continuous improvement of, the Company's policies, procedures, and practices.

    - Ensure that management has the proper review system in place to ensure compliance with legal and regulatory requirements.

2.  Audit Committee Composition and Meetings

    - Audit Committee members shall meet the requirements of The Nasdaq Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of their independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

    - Audit Committee members shall be appointed by the Board. If an audit committee chair is not designated or present, the members of the Committee may designate a chair by majority vote of the Committee membership.

                                   Page-33

    - The Audit Committee shall meet at least four (4) times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at each meeting or at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

3.  Audit Committee Responsibilities and Duties

Review Procedures
-----------------

    - Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

    - Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

    - In consultation with the management and independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors with management's responses.

    - Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see below). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors
--------------------

    - The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

                                   Page-34

    - Approve the fees and other significant compensation to be paid to the independent auditors.

    - On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

    - Review the independent auditors audit plan - discuss scope, staffing, locations, reliance upon management, and general audit approach.

    - Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to the audit committee in accordance with AICPA SAS 61.

    - Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Legal Compliance
----------------

    - On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities
--------------------------------------

    - Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

    - Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     - Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

    - Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

    - Annually review policies and procedures as well as audit results associated with directors' and officers' expense accounts and perquisites. Annually review a summary of directors' and officer's related party transactions and potential conflicts of interest.

                                   Page-35

PROXY                                                                    PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                       RAMTRON INTERNATIONAL CORPORATION

                      2001 Annual Meeting of Stockholders

The undersigned stockholder(s) of Ramtron International Corporation, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 10, 2001, and hereby appoints L. David Sikes and William W. Staunton, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held May 31, 2001, at 10:30 a.m., Mountain Time, at the Hilton Garden Inn,
1810 Briargate Parkway, Colorado Springs, Colorado 80920, and at any adjournment(s) thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth on reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COMES BEFORE THE MEETING.

DO NOT FOLD, STAPLE OR MUTILATE.

                         (To be Signed on Reverse Side)
                                 SEE REVERSE SIDE

                                   Page-36

                        RAMTRON INTERNATIONAL CORPORATION
             PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.
                                     ( X )

1.  ELECTION OF DIRECTORS:

Nominees:  L. David Sikes; William W. Staunton, Greg B. Jones; William G.
           Howard; Eric A. Balzer; Albert J. Hugo-Martinez; Harrald Eggers; Klaus Fleischmann

                       FOR           WITHHELD
                       ALL           FROM ALL
                     NOMINEES        NOMINEES
                      (    )          (    )

    FOR, except vote withheld from the following nominee(s):

      (    )------------------------------------------------------------------
                                List Nominee(s)

2.  APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION PLAN:

To amend the Company's 1995 Stock Option Plan to increase the number of shares available for grant under such plan by 2,000,000 shares to a cumulative total of 5,000,000.

                   FOR          AGAINST          ABSTAIN
                 (     )        (     )          (     )

3.  APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS:

To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 2001, as described in the Proxy Statement.

                   FOR          AGAINST          ABSTAIN
                 (     )        (     )          (     )

OTHER BUSINESS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorney-in-fact hereunder.

                                              Dated                      2001
                                                   ---------------------
Signature(s)
            ------------------------------------------------------------------
(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

                                   Page-37

==============================================================================

                                           By Order of the Board of Directors

                                           /S/ LuAnn D. Hanson
                                           ------------------------
                                           LuAnn D. Hanson
                                           Secretary

Colorado Springs, Colorado
April 9, 2001

                                   Page-38

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